SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”), dated the 10 day of May 2005 (the “Effective Date”) by and between SpaceLogic Ltd., an Israeli corporation, whose address is 43 Hamelacha St, Netanya, Israel (the “Company”), and Shalom Dolev, an individual whose address is 3 Hadas St. Ramat-Gan Israel (“DOLEV”).

WHEREAS, the Company wishes to appoint DOLEV and DOLEV wishes to be appointed by the Company, to provide services to the Company

NOW THEREFORE, in consideration of the mutual undertakings and premises herein contained, the parties hereto hereby agree as follows:

1.	THE ENGAGEMENT

1.1
Subject to the terms hereof, the Company hereby appoints DOLEV and DOLEV hereby agrees to be appointed by the Company, to provide the Company with the Services (as defined below) on the terms and conditions hereinafter set forth.

1.2
DOLEV shall provide the Services and fulfill his duties in connection therewith exclusively by himself, under the direction of, subject to the approval of, and shall report to, the Company’s Chief Executive Officer (the “CEO”).

1.4
Without derogating from any other provision herein, and subject to Section 2.4 below, the Company acknowledges that DOLEV is the owner and Director of Dolev Consultants Ltd. and receives from Dolev Consultants Ltd. remuneration for services rendered to third parties, and Company hereby agrees that during the Term (defined below), DOLEV shall be entitled to maintain the above position, subject to the provisions of Section 2.5 below.

2.	REPRESENTATIONS OF DOLEV

DOLEV hereby represents to the Company that:

2.1	He has the relevant know-how, experience, qualifications and capacity necessary for performing the Services, as defined below.

2.2
The execution, delivery and the terms of this Agreement (i) will not constitute a default or breach of any agreement or other instrument to which DOLEV is party or by which he is bound, and (ii) does not require the consent of any person or entity.

2.3	In performing his Services hereunder, DOLEV shall not utilize any proprietary information of any third party.

2.4
He is not employed, providing consulting services, has rights of representation, marketing agency or any other right whatsoever of any other company or entity which competes with the Company and the business currently carried on by the Company.

2.5
DOLEV shall not become engaged in other occupations for fee while engaged with the Company hereunder, unless he has first received the Company’s written consent. Notwithstanding the foregoing, the Company hereby agrees that Dolev may continue serving as a director of his privately owned company, Dolev Consultants Ltd., provided that such service requires only a minimal expenditure of time. It is also agreed that Dolev may spend negligible amount of time providing consulting services for the Israeli Security Agency and the Israeli Ministry of Transportation through Dolev Consultants Ltd.

2.6	He will exercise reasonable care and diligence to prevent, and will not take any action that could result in a conflict with, or be prejudicial to, the interests of the Company.

2.7
He shall devote all the required business time and attention for the business of the Company and for the full and successful fulfillment of his duties and assign to any assignments or duty, as part of the Services required by the Company, the highest priority above any other activities he may performs. To remove any doubt it is hereby clarified that in no event shall Dolev devote to the business of the Company an amount of his business time which is less than the amount typically provided by a full time job of an equivalent position in an equivalent start-up software company.

2.8	He will provide the Services, as stipulated in this Agreement, to the Company with a high degree of devotion, professionalism and proficiency.

3.	EXTENT AND SCOPE OF SERVICES

3.1
During the term hereof, DOLEV shall provide the Company with the services and work required for full and successful fulfillment of the functions normally performed by the Vice President for Security Systems of the Company (the “Services”).

3.2
DOLEV shall render the Services, as required by the Company, on such dates, at such time as shall be reasonably requested by the Company, from the Company’s facilities in Israel, which are currently located at Netanya.

3.3
During the term hereof, DOLEV shall keep the Company, through the CEO, or such person designated by the Board, currently informed as to his activities hereunder and shall, periodically and/or by request, provide the Company with written reports setting forth the Services provided by him as well as any other activity performed by Dolev Consultants Ltd.

4.	FEE

In consideration of the Services provided to the Company by DOLEV hereunder, the Company shall pay DOLEV the fee as set forth in Appendix A attached hereto (the “Fee”).

5.	PROPRIETARY INFORMATION AND INVENTIONS

5.1	DOLEV shall execute the Proprietary Information and Inventions and Non-Competition Undertaking in the form attached hereto as Appendix B.

5.2
Corporate Opportunities. In the event that during the term of this Agreement, any business opportunity directly related to the Company’s business shall come to DOLEV’s knowledge, DOLEV shall promptly notify the Company’s Board of Directors of such opportunity. DOLEV shall not appropriate for himself or for any other person other than the Company, any such opportunity, except with the express written consent of the Board of Directors, in advance. DOLEV’s obligation to notify the Company and to refrain from appropriating all such opportunities, which have come to his knowledge during the term of this Agreement, shall survive this Agreement and shall neither be limited by, nor shall such duty limit, the application of the general law of Israel relating to the fiduciary duties of an agent or a service provider.

6.	TERM AND TERMINATION

6.1
This Agreement shall take effect from the Effective Date and unless terminated pursuant to the provisions of this Section 6, shall continue in full force and effect for a period of three (3) years (the “Term”).

6.2	Notwithstanding the provision of Section 6.1 above:

6.2.1
Death. In the event of the death of Dolev during the Term, this Agreement shall terminate effective as of the date of DOLEV's death, and the Company shall not have any further obligation or liability hereunder except that the Company shall pay to DOLEV's designated beneficiary or, if none, his estate, the portion, if any, of DOLEV's Fee for the period up to DOLEV's date of death which remains unpaid.

6.2.2
Total Disability. In the event of the Total Disability (as that term is hereinafter defined) of Dolev, the Company shall have the right to terminate this Agreement by giving Dolev 90 days' written notice thereof and, upon expiration of such 90-day period, the Company shall not have any further obligation or liability under this Agreement except that the Company shall pay to Dolev the portion, if any, of DOLEV's unpaid Fee for the period up to the date on which this Agreement was terminated by the Company due to a Total Disability as aforesaid, provided that if Dolev, during any period of disability, received any periodic payments representing lost compensation under any health and accident policy or under any salary continuation insurance policy, the premiums for which have been paid by the Company, the amount of the Fee that Dolev would be entitled to receive from the Company for such period of disability ending on the lapse of 90 days following the Company's termination notice, shall be decreased by the amounts of such payments.

The term "Total Disability," when used herein, shall mean a mental, emotional or physical condition which either (i) has rendered Dolev for a period of 90 consecutive days during the term of this Agreement, or (ii) in the opinion of an independent licensed physician, is expected to render Dolev, for a period of 3 months, unable or incompetent to carry out, on a substantially full-time basis, the responsibilities he held or tasks that he was assigned at the time the disability was incurred.

6.2.3
The Company shall have the right to terminate this Agreement for “cause”, at any time, including without limitation prior to the end of the Term, by giving DOLEV a notice of termination for cause, stating in such notice the reasons constituting such cause; provided, however, that the Board shall, within a reasonable period after providing such notice, hold a meeting in which DOLEV shall be present and shall be allowed to convey his opinion in the matter. Unless the Board elects to withdraw the notice of termination for cause as aforesaid, this Agreement shall be terminated upon the delivery of the notice of termination for cause to DOLEV. For purposes hereof “cause” shall mean (a) habitual intoxication which materially affects the Executive's performance; (b) drug addiction; (c) that DOLEV is found guilty of fraud, embezzlement, defalcation, dishonesty, or commission of an act of moral turpitude which results in either civil or criminal liability; (d) DOLEV’s intentional failure, or willful refusal without reasonable reason, to perform his duties under this Agreement or the reasonable and proper instructions of the CEO, which breach or failure is not cured by DOLEV within fourteen (14) days following notice by the Company to DOLEV requiring remedy of such breach; (e) DOLEV deliberately causes harm to the Company’s business affairs or breaches his duty of trust or fiduciary duties to the Company or its affiliates; or (f) DOLEV breaches the confidentiality and/or non-competition provisions of this Agreement, provided, however, that with respect to a breach which is not material only to the extent that such breach was not cured within fourteen (14) days following notice by the Company to DOLEV requiring remedy of such breach.

6.2.4
DOLEV shall have the right to terminate this Agreement for “just cause”, at any time prior to the end of the Term, by giving the Company a notice of termination for just cause, stating in such notice the specific reasons constituting the just cause. In the event of termination of this Agreement by DOLEV for just cause, the Company shall continue to pay DOLEV, commencing upon such termination and until the lapse of the Term, the entire consideration which he would have been entitled to receive, in accordance with Appendix A, had this Agreement not been terminated by DOLEV for a just cause as aforesaid. For the purposes hereof “just cause” shall mean (a) a material breach by the Company of a material provision of this Agreement which breach shall not have been remedied by Company within fourteen (14) days of service of a notice in writing by DOLEV on the Company requiring remedy of such breach; (b) a reduction by the Company in DOLEV’s terms of engagement or compensation (other than a reduction generally applicable to service providers, executive officers and employees of the Company and in general similar proportion as for other employees and executive officers, and provided that such reduction does not exceed 10% of DOLEV’s then current Fee), (c) a reduction in DOLEV’s duties such that DOLEV ceases to provide services covering the functions normally performed by the Vice President for Security Systems of the Company without DOLEV’s consent, or (d) the Company becoming bankrupt or insolvent.

7.	INDEPENDENT CONTRACTORS

7.1
DOLEV warrants that he is aware that this Agreement is an agreement for the provision of management services only, does not create employer-employee relations between him and the Company and does not confer upon him any rights save for those set forth herein.

7.2
Without prejudice to the generality of the foregoing, it is hereby agreed that DOLEV shall not be entitled to receive from the Company severance pay or any other payment or consideration deriving from employee-employer relations and/or the termination thereof, including, but not limited to, social benefits, managers’ insurance fund, education fund, or the like. DOLEV further undertakes that he shall not bring a claim against the Company with any cause of action based on employee-employer relations between him and the Company, and undertakes to indemnify the Company, upon its first demand, for all reasonable expenses that may be occasioned to it in respect of or in connection with any claim in connection with such employeeemployer relations. DOLEV declares that the Fee he receives according to this contract is 19% higher than the salary that he would have received as an employee.

7.3
If, for any reason whatsoever, any competent authority, including a judicial entity, determines that DOLEV is to be regarded as an employee of the Company, or entitled to any amounts that are derived from employee-employer relationships, then in lieu of the Fee that was paid to DOLEV by the Company as of the effective date of this Agreement, DOLEV shall be deemed to be entitled to a reduced consideration which equals $11,426 (84%) of the Fee (the “Reduced Consideration”). DOLEV’s entitlement to the Reduced Consideration shall be regarded as gross fee and shall apply retroactively as of the effective date, and DOLEV shall immediately refund to the Company any amount paid on account of the Fee by the Company as of the effective date in excess of the Reduced Consideration. Such amounts in access shall be linked to the RRE.

8.	MISCELLANEOUS

8.1
Any notice required or permitted hereunder shall be given in writing and shall be deemed given if sent by facsimile transmission or registered airmail to the address of the Party. If sent by facsimile, it shall be deemed to have arrived twenty-four (24) hours after transmission, and if sent by registered airmail, it shall be deemed to have arrived ten (10) days after posting.

8.2
This Agreement, including all schedules and exhibit thereto, is the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, either written or oral, with respect to such subject matter.

8.3	This Agreement shall not be modified or amended except by a written instrument signed by the parties hereto.

8.4
This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Israel. The competent court in Tel Aviv, Israel shall have sole and exclusive jurisdiction regarding any dispute or claim arising hereunder.

8.5
Unless provided to the contrary in this Agreement, DOLEV shall not assign this Agreement to any third party, in whole or in part. The Company may assign this Agreement to any of its affiliate, upon the provision of written notice to DOLEV.

8.6
Any provision hereof which is found to be invalid, illegal or unenforceable under any applicable provision of valid laws, shall be amended to the extent required to render it valid, legal and enforceable under such laws (or deleted if no such amendment is feasible), and such amendment or deletion shall not effect the enforceability of the other provisions hereof.

8.7
The Parties agree that a waiver or a failure of either party at any time to require performance by the other Party of any of the provisions herein shall not operate as a waiver of the right of that party to request strict performance of the same or like provisions, whether of similar or of different nature, or any other provisions hereof, at a later time.

8.8
For as long as this Agreement shall be in force or DOLEV shall serve as a director of Monterey Bay Tech Inc. or the Company, the Company and Monterey Bay Tech Inc. shall have in full force and effect a Directors and Officers Insurance Policy, on terms determined by the Company’s Board of Directors, which shall cover DOLEV in his roles under this Agreement and as a director. Such policy will have coverage of at least US$2,000,000. In addition, the Company shall enter into its standard form of indemnification agreement with DOLEV.

8.9
Anything in this Agreement to the contrary notwithstanding, in the event that the Board of Directors so determines, and provided that DOLEV shall have been given an adequate opportunity to convey his opinion in the matter, the parties will enter into an Employment Agreement, pursuant to which DOLEV shall be retained by the Company as an employee and shall perform the responsibilities of its Vice President for Security Systems, in such a manner that shall not alter the economic benefits conferred upon the parties as contemplated herein.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SPACELOGIC LTD.	SHALOM DOLEV

By:	By:
Title:

APPENDIX A

FEE

MONTHLY SERVICE FEE

1.1
As of the Effective Date, the Company shall pay DOLEV an aggregate monthly service fee of fourteen thousand one hundred and seventy four US Dollars (US 14,174) (the “Service Fee”). Such amount shall not include VAT which shall be added to each Service Fee, if applicable. The Service Fee shall be paid in New Israeli Shekels and shall be linked to the representative rate of exchange of the U.S. Dollar as published by the Bank of Israel (“RRE”) and known on the date of actual payment of each monthly payment, provided, however, that in no event shall the RRE be lower than NIS 4.40.

1.2
The Service Fee shall be reviewed annually by the Board, provided, however, that the Board may not decrease such Service Fee. Nothing in this Section 1 shall constitute an undertaking on behalf of the Company to increase the Service Fee, unless so decided by the sole discretion of the Board.

1.3	The Service Fee shall constitute the total amount of compensation to be paid to DOLEV for the Services.

2.	VACATION.

DOLEV shall be entitled to twenty four (24) working days of paid vacation annually during the Term of this Agreement (prorated for any calendar year during which he is engaged hereunder), to be taken at such times as shall be mutually agreed upon between DOLEV and the Company. A “working day” shall mean Sunday to Thursday inclusive. Vacation days may be accumulated up to two years.

3.	COMPANY CAR

As of the Effective Date and during the Term, The Company shall provide DOLEV with an appropriate automobile, in such model as shall be determined by Company. The Company shall pay all actual maintenance, gas and insurance expenses of the automobile. All tax obligations related to the automobile shall be borne by Dolev.

4.	PHONE

4.1
Mobile Phone. As of the Effective Date and during the Term, the Company shall purchase and maintain for DOLEV a portable cellular phone to be used for business purposes only. The Company shall bear all the expenses of the usage of such cellular phone by DOLEV.

4.2
Phone Line. As of the Effective Date and during the Term, the Company shall bear all expenses incurred in connection with the maintenance of a dedicated telephone line in DOLEV’s home, solely for the purpose of enabling DOLEV to conduct business affairs from his home after normal working hours.

5.	BONUS

The Board of Directors of the Company may, in its sole discretion, allot to DOLEV a performance bonus at the end of each year, commencing on the first anniversary of this Agreement. DOLEV’s entitlement to such bonus and the amount thereof, if at all, shall be in the sole discretion of the Board of Directors of the Company.

6.	EXPENSES

The Company shall reimburse DOLEV for his normal and reasonable expenses incurred for travel, entertainment and similar items in promoting and carrying out the business of the Company in accordance with the Company’ general policy, in effect from time to time. As a condition of reimbursement, DOLEV agrees to provide the Company with all available invoices and receipts, and otherwise account to the Company in sufficient detail to allow the Company to claim an income tax deduction for such paid item, if such item is deductible. Reimbursement shall be made on a monthly, or more frequent, basis, consistent with the Company’s general policy.

APPENDIX B

PROPRIETARY INFORMATION AND INVENTION UNDERTAKING

THIS UNDERTAKING (the “Undertaking”), is entered into as of the 10 day of May, 2005 by Shalom Dolev, an individual whose address is 3 Hadas St. Ramat-Gan (“DOLEV’ or the “DOLEV”).

WHEREAS Dolev has entered or intends to enter a Services Agreement (the “Services Agreement”) with SpaceLogic Ltd., an Israeli Company, whose address is 43 Hamelacha St, Netanya, Israel, SecureLogic Inc., a Delaware corporation, whose address is ____________________, USA and Monterey Bay Tech Inc., a Nevada corporation, whose address is ____________________, USA (collectively: the “Company”); and

WHEREAS capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Services Agreement; and

WHEREAS DOLEV agreed to enter into this Undertaking;

NOW, THEREFORE, DOLEV undertakes and warrants towards the Company and any subsidiary and parent company of the Company as follows:

1.	CONFIDENTIAL INFORMATION

1.1
In the course of providing services to the Company pursuant to the Services Agreement, DOLEV may have access to, and become familiar with, “Confidential Information” of the Company (as hereinafter defined). DOLEV shall at all times hereinafter maintain in the strictest confidence all such Confidential Information and shall not divulge any Confidential Information to any person, firm or corporation with the prior written consent of the Company. For purposes hereof, “Confidential Information” shall mean all information in any and all medium which is marked or indicated to be confidential or proprietary, or which is confidential or proprietary by its nature, including, without limitation, data, technology, know-how, inventions, ideas, discoveries, designs, processes, formulations, samples, compositions, methods, models, and/or trade and business secrets relating to any line of business in which the Company is involved. Confidential Information will also include the Company’s development, marketing and business plans relating to current, planned, old or future products.

1.2
DOLEV shall not use Confidential Information for, or in connection with, the development, manufacture or the use of any product or for any other purpose whatsoever except as and to the extent provided in this Undertaking or in any other subsequent agreement between the parties.

1.3
Notwithstanding the foregoing, Confidential Information shall not include information which DOLEV can evidence to the Company by appropriate documentation: (i) is in, or enters the public domain otherwise than by reason of a breach hereof by DOLEV; (ii) is known by DOLEV at the time of disclosure thereof by the Company; (iii) is independently developed by DOLEV without recourse to Confidential Information; or (iv) is rightfully transmitted or disclosed to DOLEV by a third party which does not owe an obligation of confidentiality with respect to such information.

1.4
All Confidential Information made available to, or received by, DOLEV shall remain the property of the Company, and no license or other rights in or to the Confidential Information is granted hereby, the obligation of DOLEV is not to use any Confidential Information disclosed pursuant to this Undertaking except as provided in this Undertaking, shall remain in effect indefinitely, and DOLEV shall be prohibited from disclosing any such Confidential Information during the term of the Services Agreement or thereafter.

1.5
All files, records, documents, drawings, specifications, equipment and similar items relating to the business of the Company, whether prepared by DOLEV or otherwise coming into his possession, and whether classified as Confidential Information or not, shall remain the exclusive property of the Company. Upon termination or expiration of this Undertaking, or upon request by the Company, DOLEV shall promptly turn over to the Company all such files, records, reports analysis, documents and other material of any kind concerning the Company, which DOLEV obtained, received or prepared pursuant to this Undertaking.

1.6
Except with prior written authorization by the Board, DOLEV agrees not to disclose or publish any of the Confidential Information or material of the Company, its clients, partners, shareholders or suppliers, or any other party to whom the Company owes an obligation of confidence, at any time during or after his engagement with the Company.

1.7
DOLEV agrees, during his engagement with the Company, not to improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that he will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

1.8
DOLEV recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. DOLEV agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out

Services that DOLEV provides to the Company consistent with the Company’s agreement with such third party.

2.	INVENTIONS.

2.1
DOLEV has attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by DOLEV prior to his engagement with the Company (collectively referred to as “Prior Inventions”), which belong to DOLEV, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, DOLEV represents that there are no such Prior Inventions. If in the course of the Services Agreement with the Company, DOLEV incorporates into a product, process or machine of the Company a Prior Invention owned by DOLEV or in which DOLEV has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

2.2
DOLEV will disclose and deliver to the Company for the exclusive use and benefit of the Company any Inventions (which in this paragraph shall mean any discovery, technique, design, formula, method of manufacture, inventions, secret process, improvements, and modifications (whether or not capable of protection by rights in the nature of intellectual property) which DOLEV alone or with one or more others has made or discovered during the Term of the Services Agreement and which pertain to or result from any services which DOLEV has provided or may hereafter provide to the Company, promptly upon the making, devising, or discovering of the same, and will give all information and data in his possession as to the exact mode of working, producing, and using the same and also all such explanations and instructions as may in the view of the Company be necessary to enable the full and effectual working, production, or use of the same and will at the expense of the Company furnish it with all necessary plans, drawings, formulae, and models.

2.3
DOLEV, during the Term of the Services Agreement, will without charge to but at the expense of the Company execute and do all acts, matters, documents, and things to enable the Company or its nominee to apply for and obtain protection for the Inventions in any or all countries and to vest title in the Company or such nominee absolutely.

2.4
DOLEV hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and do such acts, matters, documents, and things as aforesaid and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this section. In favor of any third party a certificate signed by any director or the secretary of the Company that an instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

2.5
During the Term of the Services Agreement and at all times thereafter DOLEV will (whether by omission or commission) do nothing to affect or imperil the validity of the protection for the Inventions obtained or applied for by the Company or its nominee pursuant to this paragraph. DOLEV will at the direction and expense of the Company render all assistance within his power to obtain and maintain such protection or application or any extension thereof.

2.6	Nothing in the Services Agreement and/or this Undertaking shall oblige the Company to seek patent or other protection for any Invention nor to exploit any Invention.

2.7
DOLEV shall promptly disclose to the Company all copyright works or designs originated, conceived, written, or made by him alone or with others (except only those works originated, conceived, written, or made by him prior to being employed by the Company or on his own time and not derived from or related to the Services that he provides to the Company) and shall, until such rights shall be fully and absolutely vested in the Company, hold them in trust for the Company.

2.8
DOLEV hereby assigns to the Company by way of future assignment all copyright, design right, and other proprietary rights, if any, for the full terms thereof throughout the world in respect of all copyright works and designs originated, conceived, written, or made by DOLEV (except only those works or designs originated, conceived, written, or made by DOLEV wholly outside his services to the Company and wholly unconnected with the services he renders to the Company) during the period of the Services Agreement hereunder and during all previous periods of engagement with the Company.

2.9
DOLEV will, at the request and expense of the Company, do all things necessary or desirable to substantiate the rights of the Company under Section 2.8, and is hereby acknowledges and agrees that the provisions of this paragraph shall survive any termination of the Services Agreement.

2.10
In the event that following the termination of the Services Agreement with the Company, DOLEV is requested to assist the Company on any matter related to this Section 2, the Company will be required to pay DOLEV the standard fee DOLEV may charge at that time for consulting or advising other third parties as remuneration for DOLEV’s efforts hereunder.

2.11
DOLEV’s obligations pursuant to Section 1 and 2 above shall survive this Agreement and shall neither be limited by, nor shall such duty limit, the application of the general law of Israel relating to the fiduciary duties of an agent or a service provider.

3.	NON-COMPETITION

3.1
DOLEV acknowledges that the Fee that he is entitled to receive pursuant to the services Agreement and the Term thereof comprise a special compensation for his undertaking under this Section 3. In order to enable the Company to effectively protect its Confidential Information, DOLEV agrees and undertakes that: during the term of this agreement and for a period of one (1) year thereafter, the Executive shall not, unless acting pursuant hereto or with the prior written consent of the Board of Directors of the Company, directly or indirectly:

(a) solicit business from or perform services for, any persons, company or other entity which at any time during the period that DOLEV has provided services to the Company is a client, customer of the Company or prospective customer of Company if such business or services are of the same general character as those engaged in or performed by the Company (as used herein, the term “prospective customer” shall mean any persons, company or other entity with which the Company had conducted sales or marketing activities within the prior six (6) months);

(b) solicit for employment or in any other fashion hire any of the employees of the Company;

(c) own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an employee, consultant, officer, director, executive, partner, principal, agent, representative, consultant or otherwise with any business or enterprise engaged in the business of designing, developing, and implementing software products designed for airport and baggage handling security screening (the “Business”), provided, however, that this sub-section shall not be-construed to prohibit the ownership by Dolev of not more than 5% of any class of the outstanding equity securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that Dolev has no active roll in such corporation.

(d) use or permit his name to be used in connection with, any business or enterprise engaged in the Business; or

(e) use the name of the Company or any name similar thereto, but nothing in this clause shall be deemed, by implication, to authorize or permit use of such name after expiration of such period;

In the event that the provisions of this Section should ever be adjudicated to exceed the time, geographic, service or product limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service or product limitations permitted by applicable law.

3.2
DOLEV specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants set forth herein are reasonable and necessary to protect the goodwill, property and Confidential Information of the Company, and the operations and business of Company; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of Company. Nevertheless, if any one or more of the terms contained in this Section 3 shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

IN WITNESS WHEREOF, the undersigned have executed this Undertaking as of the date first written above.

SPACELOGIC LTD.	SHALOM DOLEV

By:	By:
Title:

EXHIBIT A

LIST OF DOLEV’S PRIOR INVENTIONS AND COPYRIGHTS

1.	JetLock™ - a security aircraft wheel lock designed to prevent and detect unauthorized movement of airplanes on the ground.

2.	SCS - Security Code System - a system for the verification and authentication of the identity of the pilot/s in command of an approaching aircraft.

3.	AVIATION SECURITY ASSESSMENT PROGRAM and oversight techniques.

4.	Operators training and qualification program for X-ray screening machines.